Exhibit 99.1
Post Holdings to Acquire Perfection Pet Foods
St. Louis – October 10, 2023 – Post Holdings, Inc. (NYSE: Post) (“Post”), a consumer packaged goods holding company, announced today it has agreed to acquire the assets of Perfection Pet Foods, LLC (“Perfection”) for $235 million.
Perfection is a leading manufacturer and packager of private label and co-manufactured pet food and baked treat products. The acquisition includes two manufacturing facilities in Visalia, California, which will provide Post with additional manufacturing capacity to insource a portion of its current pet food business and an entry point into the private label and co-manufacturing pet food category. Upon closing of the acquisition, the financial results of Perfection are expected to be reported in the Post Consumer Brands segment.
Inclusive of stand-up costs, Post management expects Perfection to contribute approximately $25 million of Adjusted EBITDA* in the next 12 months following the close of the acquisition. Additionally, Post expects the acquisition to result in a tax benefit to Post with a net present value of approximately $20 million and reduce future capital expenditures previously earmarked for capacity expansion. The acquisition is expected to be completed late in the fourth calendar quarter of 2023, Post’s first quarter of fiscal year 2024, subject to customary closing conditions.
* For additional information regarding non-GAAP measures, such as Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measure” later in this release.
Additional Information
Lincoln International LLC served as financial advisor to Perfection.
Use of Non-GAAP Measure
In this release, Post discloses its expectations as to the expected Adjusted EBITDA contribution from Perfection. Post uses Adjusted EBITDA, a non-GAAP measure, in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization and other adjustments. Adjusted EBITDA is not prepared in accordance with U.S. GAAP, as it excludes certain items, and may not be comparable to a similarly titled measure of other companies.
Post management uses certain non-GAAP measures, including Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post management believes the use of non-GAAP measures, including Adjusted EBITDA, provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends.
Because Post discusses Adjusted EBITDA in this release only in relation to management’s expectations of the future effect of the Perfection acquisition on this non-GAAP measure, Post has not provided a reconciliation of this forward-looking Adjusted EBITDA expectation to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant.

Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward Looking Statements
Certain matters discussed in this release are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include Post’s expected Adjusted EBITDA contribution from Perfection, expected tax benefit from the acquisition and expected reduction of future capital expenditures, as well as the anticipated timing of completion of the acquisition. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include risks relating to the timing and ability to satisfy the closing conditions for the proposed acquisition, the occurrence of any event, change or other circumstance that could delay the closing of the proposed acquisition, and other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission. These forward-looking statements represent Post’s judgement as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements. All forward-looking statements in this release are qualified in their entirety by this cautionary statement.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

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